Exhibit 99.1

Novacea Reports Fourth Quarter and Year End 2006 Financial Results

Company Provides Review of 2006 Highlights

SOUTH SAN FRANCISCO, CA, March 26, 2007 - Novacea, Inc. (Nasdaq: NOVC), today reported a net loss for the fourth quarter of 2006 of $7.8 million or $0.34 per common share. As of December 31, 2006, cash, cash equivalents and marketable securities totaled $64.6 million.

“The year 2006 was a transition year for us, and it included several significant milestones. On the business side, we were successful in raising $45 million through our initial public offering. We also demonstrated a disciplined approach to portfolio management as we decided to not further develop vinorelbine oral, a product we in-licensed in 2005. This decision has enabled us to focus our resources to further advance and expand clinical indications for our high value oncology product candidates, Asentar™ (Asentar or DN-101) and AQ4N. On the clinical development front, we initiated a 900-patient, international Phase 3 trial for Asentar in androgen-independent prostate cancer (AIPC). Also, we began a Phase 1/2 study of AQ4N in glioblastoma multiforme (GBM), one of the most aggressive forms of brain cancer,” said John P. Walker, chairman and interim chief executive officer of Novacea.

Financial Results

Total research and development (R&D) expenses for the fourth quarter of 2006 were $5.0 million as compared to $4.7 million for the same period in 2005. Total R&D expenses for the year ended December 31, 2006 were $21.8 million as compared to $17.8 million for the same period in 2005. The slight increase in R&D expenses in the fourth quarter of 2006 as compared to the same period in 2005 was related primarily to higher clinical development activity on Asentar, which is in Novacea’s ASCENT-2 Phase 3 clinical trial in patients with AIPC initiated in the first quarter of 2006. The increase was offset partially by a decrease in development costs for vinorelbine oral, as Novacea returned the U.S. and Canadian development and commercialization rights to the product to its licensor during the fourth quarter of 2006. The increase in R&D expenses in the year ended December 31, 2006 as compared to the same period in 2005 was related primarily to the ASCENT-2 Phase 3 clinical trial of Asentar.

Total general and administrative (G&A) expenses for the fourth quarter of 2006 and the year ended December 31, 2006 were $3.8 million and $11.3 million, respectively, compared to $2.5 million and $7.1 million, respectively, for the same periods in 2005. The increase in G&A expenses from 2005 to 2006 was due primarily to higher spending on legal, marketing and other outside consulting services and stock-based employee compensation expense.

The net loss for the fourth quarter of 2006 was $7.8 million, or $0.34 per common share, as compared to a net loss for the same period in 2005 of $6.9 million, or $4.95 per common share. The net loss for the year ended December 31, 2006 was $29.6 million, or $1.98 per common share, as compared to a net loss for the same period in 2005 of $23.8 million, or $17.03 per common share. The net loss per common share amounts were calculated using the weighted average number of shares of common stock outstanding for each period and, for periods subsequent to the company’s initial public offering in May 2006, include the common stock sold to investors and common stock issued upon the conversion of previously outstanding preferred stock.

Financial Guidance

We currently anticipate that our R&D and G&A expenses will increase in the future over current levels as we advance our product candidates into and through additional and later stages of clinical trials, and as a result of the costs associated with being a public company. We currently anticipate that our capital resources as of December 31, 2006 will be sufficient to enable us to maintain our currently planned operations through the end of the first quarter of 2008.

Company Highlights

Pipeline Development

•	Asentar — Initiated ASCENT-2 Phase 3 trial

In the first quarter of 2006, Novacea began enrolling patients in its Phase 3 ASCENT-2 trial. ASCENT-2 is scheduled to enroll 900 patients at over 200 clinical sites in the United States, Canada and Europe. Dr. Howard Scher, Chief, Genitourinary Oncology Service, and the D. Wayne Calloway Chair in Urologic Oncology of Memorial Sloan-Kettering Cancer Center, New York, USA, is serving as study chair. Dr. Ronald De Wit of Erasmus University, Rotterdam, The Netherlands, and Dr. Kim Chi of Vancouver Cancer Centre, Vancouver, British Columbia, Canada, are serving as co-chairs.

•	AQ4N — Initiated Phase 1b/2a trial in GBM

In November, Novacea initiated a multi-center, Phase1b/2a open-label clinical trial of AQ4N in combination with radiotherapy and temozolomide to assess safety, tolerability and activity in patients with newly diagnosed GBM.

Corporate Development

•	Raised $45 million through an initial public offering (IPO)

In May, Novacea completed its IPO of 6,250,000 shares of its common stock at a price to the public of $6.50 per share. In June, the underwriters of the IPO exercised their over-allotment option to purchase an additional 657,500 shares of common stock. The exercise of the over-allotment option increased the number of shares sold in the initial public offering to 6,907,500 shares.

•	Realigned product portfolio to focus on Asentar and AQ4N

In November, Novacea made the strategic decision to focus on the development of Asentar and AQ4N and returned the U.S. and Canadian development and commercialization rights of vinorelbine oral to Pierre Fabre Medicament, S.A.

•	Appointed John P. Walker as interim CEO

In December, Bradford S. Goodwin resigned as CEO and director of the company. The company’s board of directors appointed Novacea’s Chairman, John P. Walker, as the interim CEO.

Scientific Presentations/Publications

•	Asentar and AQ4N highlighted at American Society of Clinical Oncology (ASCO) Annual meeting

Asentar and AQ4N, were featured in several oral and poster presentations at the June 2006 ASCO Annual Meeting. Oral presentations included, “Reduced thromboembolic events with DN-101 treatment of androgen-independent prostate cancer: Hypothesis for a new class of anticoagulants” and “Intermittent chemotherapy in metastatic androgen-independent prostate cancer (AIPC): Initial results from ASCENT.” Poster presentations included, “Skeletal related events (SREs) in metastatic androgen-independent prostate cancer (AIPC) treated with docetaxel-based chemotherapy: results from ASCENT”, and “Banoxantrone (AQ4N), tissue CYP 450 targeted prodrug: The results of a phase I study using an accelerated dose escalation.”

•	Announced top-line findings of non-small cell lung cancer (NSCLC) study with Asentar

Novacea announced preliminary findings from its Phase 1/ 2 NSCLC trial. Data released described the safety and well-tolerated nature of dosing every three weeks with Asentar plus Taxotere® every three weeks. Complete data will be presented at ASCO this year.

•	Published thromboembolic findings from ASCENT in the British Journal of Hematology

A publication, entitled “High-Dose Calcitriol May Reduce Thrombosis in Cancer Patients,” reported the first clinical observation supporting the hypothesis that calcitriol, the most potent natural metabolite of vitamin D for stimulating the vitamin D receptor (VDR), may play an important role to alter the expression and activity of a number of proteins important for coagulation.

•	Published Phase 1 data of Asentar in the Journal of Cancer Chemotherapy and Pharmacology

The publication, entitled “Phase 1 study of weekly DN-101, a new formulation of calcitriol, in patients with cancer,” reported that Asentar was safe and well-tolerated during weekly administration.

•	Presented positive AQ4N Phase 1 study in lymphoma at American Society of Hematology (ASH) Annual Meeting

Novacea presented data at ASH that AQ4N was active and well-tolerated when administered to patients with non-Hodgkin’s, chronic lymphocytic and Hodgkin’s lymphomas.

•	Published final ASCENT findings in The Journal of Clinical Oncology (JCO)

The Journal of Clinical Oncology published findings from the ASCENT Phase 2 trial of Asentar. The JCO publication reported that Asentar may help advanced prostate cancer patients live longer while experiencing fewer chemotherapy-associated side effects and complications of their cancer.

Conference Call and Webcast Information

Members of our management team will review 2006 financial results via a webcast and conference call today at 4:30 PM Eastern Time. The webcast can be accessed in the Investor Relations section of Novacea’s website at www.novacea.com. The live audio of the conference call is also accessible via telephone to investors, members of the news media and the general public by dialing either 866-713-8563 (United States and Canada) or 617-597-5311 (International) and typing in the passcode 81203279.

An archived replay of the webcast will be available via Novacea’s website until April 30, 2007. The replay will also be available via telephone by dialing 888-286-8010 (United States and Canada) or 617-801-6888 (International) and typing in the passcode 79451898 until April 30, 2007.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2006	2005	2006
	(Unaudited)		(1)	(Unaudited)
Grant revenue	$56	$—	$56	$371
Operating expenses:
Research and development *	4,721	4,971	17,808	21,809
General and administrative *	2,545	3,754	7,112	11,306

Total operating expenses	7,266	8,725	24,920	33,115

Loss from operations	(7,210)	(8,725)	(24,864)	(32,744)
Interest and other income	289	909	1,059	3,116

Net loss	$(6,921)	$(7,816)	$(23,805)	$(29,628)

Net loss per common share, basic and diluted	$(4.95)	$(0.34)	$(17.03)	$(1.98)

Shares used in computing basic and diluted net loss per common share	1,398	22,922	1,398	14,991

* Includes stock-based employee compensation as follows:
Research and development	$88	$105	$138	$404
General and administrative	213	636	264	1,263

	$301	$741	$402	$1,667

Condensed Balance Sheets

(in thousands)

	December 31, 2005	December 31, 2006
	(1)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$36,039	$14,429
Marketable securities	14,483	50,150
Other current assets	1,207	1,099

Total current assets	51,729	65,678
Other assets	535	386

Total assets	$52,264	$66,064

Liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)
Current liabilities	$4,682	$6,240
Convertible preferred stock	108,024	—
Stockholders’ equity (net capital deficiency):	(60,442)	59,824

Total liabilities, convertible preferred stock and stockholders’ equity (net capital deficiency)	$52,264	$66,064

(1)	Derived from audited financial statements.